Exhibit 10.15

FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT

     This first Amendment to the Employment Agreement (“Amendment”) is entered into as of April 1, 2003 by and between Brian D. Parker (“Executive”) and Grubb & Ellis Company, a Delaware corporation (the “Company”). All capitalized terms used and not otherwise defined herein shall have the meanings assigned thereto in the Agreement (as defined below).

     WHEREAS, an Employment Agreement was entered into between Executive and the Company dated March 1, 2003 (the “Agreement”); and

     WHEREAS, Executive and the Company desire to amend the Agreement and modify certain of its terms.

     NOW THEREFORE, in consideration of each party’s undertakings, promises and covenants set forth in this Amendment, and for other good and valuable consideration of the parties hereto, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows.

1)	Base Salary. Section 4 of the Agreement shall be amended to read, as follows:

4. Monthly Base Salary. In consideration of Executive’s services to be performed under this Agreement and as compensation therefor, Executive shall receive, in addition to all other benefits provided for in this Agreement, a base salary (the “Base Salary”) at a rate of Twenty-Seven Thousand Dollars ($27,000.00) per month for the period beginning April 16, 2003 and ending December 31, 2003; and Thirty Thousand Dollars ($30,000) per month for the remainder of the Period of Contract Employment. All payments of Base Salary shall be subject to all applicable withholdings and deductions, and shall be payable in accordance with the Company’s payroll practices.

2)	No Other Modifications. Except as modified above, all provisions of the Agreement shall remain in full force and effect, unmodified.

EXECUTIVE	GRUBB & ELLIS COMPANY

By:

Name:

Title: